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                                                                   EXHIBIT 10.14


                                 CSK AUTO, INC.
                            645 East Missouri Avenue
                             Phoenix, Arizona 85012


                                October 30, 1996


Investcorp International, Inc.
280 Park Avenue, 37th Floor
New York, New York  10017
Dear Sirs:

       This will confirm the understanding and agreement (the "Agreement") between Investcorp International, Inc. ("III") and CSK Auto, Inc. ("CSK Auto").

       l. CSK Auto hereby engages III to render financial advisory services concerning the acquisition of fifty-one percent of the stock (the "Stock") of CSK Group, Ltd., the parent of CSK Auto, by the parties listed on the attached schedule 1 (the "Purchasers").

       2. III hereby accepts the engagement and, in that connection, agrees to:

              (a) conduct such financial review of CSK Group, Ltd. and its business and operations as III shall deem appropriate and feasible, which review shall be limited to an analysis of
                     (i) publicly available information with respect to CSK Group, Ltd. and (ii) such other information as shall be supplied to III by CSK Group, Ltd.;

              (b)    assist in negotiations and related acquisition strategy;
                     and

              (c) advise with respect to executive compensation matters regarding the executives of CSK Group, Ltd.

       3. For purposes of this Agreement, "acquisition" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of or a material interest in CSK Group. Ltd. or any of its businesses or assets is transferred to CSK Auto for consideration, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture or partnership, or any similar transaction.

       4. The term of III's engagement hereunder shall extend from the date hereof through the later of June 25, 1997 or the closing of the acquisition of the Stock. Subject to
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              the provisions of paragraphs 5 through 10 hereof, which shall survive any termination of this Agreement (including by operation of the preceding sentence), CSK Auto may terminate III's engagement hereunder at any time by giving III at least 10 days prior written notice.

       5. If an acquisition (as defined in paragraph 3 above) of CSK Group, Ltd. occurs during the term of III's engagement hereunder, or at any time during a period of 12 months following the effective date of termination of III's engagement hereunder, regardless of whether or not III rendered advice concerning the acquisition, then CSK Auto shall pay the sum of $1.275 million to III at the closing of the acquisition (which amount is equal to .6 percent of the approximately $205 million total transaction amount).

       6. CSK Auto shall reimburse III for its reasonable out-of-pocket expenses incurred during the period of its engagement hereunder with respect to the services to be rendered by it. Out-of-pocket expenses shall include, but not be limited to, professional fees and disbursements incurred by III.

       7.     CSK Auto shall:

              (a) indemnify III and hold it harmless against any losses, claims, damages or liabilities to which III may become subject arising in any manner out of or in connection with the rendering of services by III hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of III; and

              (b) reimburse III immediately for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with the rendering of services by III hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph 7(a) above, III will remit to CSK Auto any amounts reimbursed under this subparagraph 7(b). CSK Auto agrees that (i) the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not III is a formal party to any such lawsuits, claims or other proceedings, and (ii) III is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate, and
                     (iii) such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, officer, employee or agent of III; provided, however, that to the extent that III retains separate counsel in connection with any matter set forth in this subparagraph 7(b), such counsel shall coordinate its efforts with counsel to CSK Auto.

       8. Except as contemplated by the terms hereof or as required by applicable law, III shall keep confidential all material non-public information provided to it by CSK





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              Auto and shall not disclose such information to any third party, other than such of its employees and advisors as III determines to have a need to know.

       9. Except as required (i) by applicable law or (ii) under the terms of any agreement relating to the acquisition, any advice to be provided by III under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of III, which approval shall not be unreasonably withheld or delayed.

       10. Subject to the terms of the Shareholders' Agreement among CSK Auto and the purchasers named therein, to be entered into on the date hereof, CSK Auto agrees that III has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to CSK Auto hereunder, provided that III will submit a copy of any such advertisement to CSK Auto for its approval, which approval shall not be unreasonably withheld or delayed.

       11. CSK Auto and III acknowledge and agree that there are no brokers, representatives or other persons which have an interest in compensation due to III from any transaction contemplated herein.

       12. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

       13. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

                     If to III, to:

                     Investcorp International, Inc.
                     280 Park Avenue
                     37th Floor
                     New York, New York  10017
                     Attention:  Christopher J. O'Brien

                     with a copy to:

                     Gibson, Dunn & Crutcher
                     1050 Connecticut Avenue, N.W.
                     Suite 900
                     Washington, D.C.  20036
                     Attention:  Peter L. Baumbusch, Esq.





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                     If to CSK Auto, to:

                     CSK Auto, Inc..
                     645 East  Missouri Avenue
                     Phoenix, Arizona  85012
                     Attn:  President

                     with a copy to:

                     Gibson, Dunn & Crutcher LLP
                     200 Park Avenue, 47th Floor
                     New York, New York 10166
                     Attn:  Charles K. Marquis, Esq.

       14. This letter agreement may be signed in one or more counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

       15. This letter agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating thereto.

       16. This Agreement shall be construed and enforced in accordance with the laws of New York and shall inure to the benefit of, and be binding upon, III and CSK Auto, and their respective successors and assigns.

       17. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.





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       If the foregoing correctly sets forth the Agreement between III and CSK
Auto, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.




                                       CSK AUTO, INC.


                                       By:      /s/ James G. Bazlen
                                          ---------------------------
                                            Name:  James Bazlen
                                            Title: President


                                       AGREED:

                                       INVESTCORP INTERNATIONAL, INC.


                                       By:      /s/ Savio W. Tung
                                          ---------------------------
                                            Name
                                            Title:






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